Exhibit 99.1

Contact:	L3 Technologies Corporate Communications 212-697-1111

For Immediate Release

L3 Appoints Rita S. Lane to Its Board of Directors

NEW YORK, May 9, 2018 – L3 Technologies (NYSE:LLL) announced today that Rita S. Lane has been appointed to its Board of Directors. With her appointment, the size of the company’s board has increased to 10 members.

Ms. Lane, 55, is an accomplished engineer with more than two decades of experience in the technology sector. From July 2008 to January 2014, she served as Vice President of Operations at Apple Inc., where she oversaw the launch of the iPad® and manufacturing of the Mac® Desktop & Accessories product lines. Prior to that, she was Senior Vice President, Integrated Supply Chain, and before that, she was Chief Procurement Officer at Motorola. She started her business career as an engineer with IBM, where she enjoyed a successful 14-year tenure within the company’s Systems & Personal Computer division and rose to Vice President, Integrated Supply Chain. Earlier in her career, she served five years in the U.S. Air Force working in space launch.

“I am pleased to welcome Rita to L3’s Board of Directors,” said Christopher E. Kubasik, L3’s Chairman, Chief Executive Officer and President. “She is a proven leader with an extensive engineering and operational background, as well as expertise in innovation across global businesses. Her insights and analytical perspective will be invaluable as we execute our growth strategy.”

“It is an honor to join the Board of L3 Technologies,” added Ms. Lane. “I am excited to be part of a team that is so dedicated to driving innovation and technology in support of mission-critical capabilities.”

A distinguished graduate of the U.S. Air Force Academy with a Bachelor of Science degree in Electrical Engineering, Ms. Lane earned a Master of Science degree in Electrical Engineering from Purdue University and a Master of Business Administration from the University of California, Berkeley. She is also a current member of the Board of Directors of Philips Lighting NV and Sanmina Corporation.

Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems, and pilot training. The company reported 2017 sales of $9.6 billion.

L3 Appoints Rita S. Lane to Its Board of Directors	Page 2

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
 Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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